Exhibit 99.1

FOR IMMEDIATE RELEASE

Jagged Peak, Inc.

3000 Bayport Dr, Suite 250

Tampa, FL 33607

Jagged Peak Announces Financial Results for the Second Quarter of 2015

Net revenues increased 26% to $17.2 million.

TAMPA, FLORIDA – August 7, 2015 – Jagged Peak, Inc. (OTC Pink: JGPK), a leading provider of enterprise-class e-commerce software solutions and supply chain services, today announced financial results for the quarter ended June 26, 2015.

Second Quarter Highlights:

●	Total revenue for the 13-week period increased 26% to $17.2 million, as compared to $13.6 million for the same period last year.

●	Net income for the 13-week period increased to $523.2 thousand, as compared to a net loss of $367.4 thousand for the same period last year.

Revenues increased $3,558,100, or 26%, to $17,182,900 for the 13-week period ended June 26, 2015, as compared to $13,624,800 for the 13-week period ended June 27, 2014. This increase is the result of higher e-commerce order processing volume and the new Florida warehouse becoming fully operational. Revenues from implementation of new client sites and on-going development for existing clients were consistent across these periods.

Cost of revenue, which consists primarily of labor, fulfillment operations and facilities costs, increased by $1,898,400, or 16%, to $13,613,300 for the 13-week period ended June 26, 2015, as compared to $11,714,900 for the 13-week period ended June 27, 2014. As a percentage of revenue, cost of revenue was 79% for the 13-week period ended June 26, 2015, as compared to 86% for the 13-week period ended June 27, 2014. This decrease is primarily related to improved management of fulfillment labor utilizing less full time employees in the new Florida warehouse which became fully operational late in 2014.

Selling, general and administrative expenses increased by $425,300, or 18%, to $2,835,900 for the 13-week period ended June 26, 2015, as compared to $2,410,600 for the 13-week period ended June 27, 2014. This increase was primarily related to the accelerated hiring of experienced managers to support our current and expected growth and non-cash compensation related to stock awards.

Interest expense increased by $17,500 to $65,300 for the 13-week period ended June 26, 2015, as compared to $47,800 for the 13-week period ended June 27, 2014 due to increased working capital requirements to support revenue growth.

The Company realized income before income tax expense of $710,500 for the 13-week period ended June 26, 2015, as compared to a loss before income tax benefit of $504,800 for the 13-week period ended June 27, 2014.

Income tax expense was $187,300 for the 13-week period ended June 26, 2015 compared to an income tax benefit of $137,400 for the 13-week period ended June 27, 2014. Differences between the taxable income and the effective tax rate used for 2015 and 2014, as compared to the U.S. federal statutory rate, are primarily due to permanent differences and taxes on foreign operations. As of the quarter ended June 26, 2015 the Company has a remaining U.S. (federal and state) net operating loss carry forwards of $1,131,700, which will expire between 2031 and 2033. The Company also has a Canadian net operating loss carry forward of $2,207,000 which does not begin to expire until 2029. Management believes there will be sufficient future earnings to support the more than likely realization of deferred tax assets in excess of existing taxable temporary differences. The amount of deferred tax assets considered realizable, however, could be reduced in the near-term if estimates of future taxable income are reduced.

The Company realized net income of $523,200 for the 13-week period ended June 26, 2015, compared with net loss of $367,400 for the 13-week period ended June 27, 2014.

Other income and expense consists of foreign currency gain or losses on conversion of Canadian dollars from our Canadian subsidiary to U.S. dollars. Other comprehensive income and loss is the result of changes in the value of the swap agreement to obtain a fixed interest rate and foreign currency translation gain or losses on conversion of Canadian balances to U.S. dollars.

Basic income per share from operations for the 13-week period ended June 26, 2015 was $0.03 per weighted average share, compared with basic loss of $0.02 per weighted average share for the 13-week period ended June 27, 2014.

ADJUSTED EBITDA

Adjusted EBITDA for the 26-week period ended June 26, 2015 was approximately $1,898,300 compared to approximately $181,700 for the 26-week period ended June 27, 2014. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and non-cash compensation. To provide consistent comparisons of year-over-year Adjusted EBITDA, the following reconciliation is provided:

	For the 26-weeks ended
	June 26, 2015	June 27, 2014
Net income as reported	$643,900	$(307,200)
Income tax expense	270,100	(78,300)
Interest expense	125,500	94,600
Depreciation and amortization	683,000	472,600
Non-cash compensation	175,800	0
Adjusted EBITDA	$1,898,300	$181,700

“We are pleased with our second quarter performance as we delivered both top line growth and improved EBITDA. Our retail clients have found that our hosted TotalCommerce solution powered by our EDGE ecommerce order management software fully supports their enterprise level omni-channel order management and fulfillment needs,” says Chief Executive Officer Paul Demirdjian. “With our TotalCommerce solution, we enable our clients to focus on their brand’s online growth as we provide the hosted turnkey platform that supports the entire order process from click to delivery. We look forward to sharing our cloud-based TotalCommerce platform with more global clients in 2015.”

“Our improved results reflect our continued efforts in driving efficiencies while supporting a growing base of clients and their growing online businesses,” says Chief Financial Officer Albert Narvades. “For 2015, we will continue to invest in our technology and infrastructure to support the global needs of our clients.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-K for its fiscal year ended December 26, 2014.

About Jagged Peak

Jagged Peak is a leading e-commerce solutions provider with software and services that enhance the scalability, flexibility and profitability of multi-channel online businesses. Its cornerstone technology is EDGE---an enterprise-class e-commerce platform that includes a full-featured e-commerce Platform (ECP) and robust Order Management System (OMS) as well as a Warehouse Management System (WMS) and Transportation Management System (TMS). These platform elements can be deployed alone or together through a license or SaaS delivery model to form an end-to-end, Cloud-based software suite that integrates the entire order life cycle with visibility across business units, distribution channels and trading partners---all while enabling the client to have complete control of its online brand. Combining its technology with a comprehensive array of eMarketing, customer support and IT professional services along with “anytime, anywhere” order fulfillment through its FlexNet warehouse network, Jagged Peak offers a rare and uniquely holistic approach to e-commerce. Jagged Peak’s blue chip client roster includes numerous global consumer brand companies. For more information, please visit www.jaggedpeak.com.

Investor Relations

Albert Narvades

CFO

Jagged Peak, Inc.

3000 Bayport Drive, Suite 250

Tampa, FL 33607

813-637-6900 Ext. 225

© Copyright 2015, Jagged Peak. All rights reserved.